For Release:	Immediately

Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.1

Entergy Corporation Chairman and CEO Announces Leadership Reorganization

New Orleans, La. - Entergy Corporation (NYSE: ETR) Chairman and Chief Executive Officer J. Wayne Leonard has named Entergy leaders to new roles effective April 2.

The reorganization will enhance organizational effectiveness and performance through personal development of not only the individuals directly affected, but also those throughout the organization who may broaden their perspectives from exposure to different points of view in functional leadership.

New leadership roles include:

    Richard Smith, currently group president, utility operations, has been appointed Entergy Corporation's president and chief operating officer.
    Gary Taylor, currently president and chief executive officer of Entergy Operations and chief nuclear officer, will become group president, utility operations.
    Michael Kansler, currently president of Entergy Nuclear Northeast, has been named president and CEO of Entergy Operations and chief nuclear officer.
    Terry Seamons, Ph.D., formerly vice president and managing director of the Detroit office of RHR International, will join Entergy as senior vice president of human resources and administration.

"As we consider the current and future challenges, I am confident this structure will serve the company well. It brings together the best of the utility and nuclear cultures along with the respective experiences and talents of their leaders to advance the corporate aspirations and initiatives," said Leonard.

Smith brings considerable regulatory experience to his new role as the company moves into the license extension phase of nuclear and considerable financial acumen and regulated utility economic background as the company transitions into the next phases of the portfolio transformation process, including self-built base load capacity and potentially new nuclear investment. He is ideally suited for the challenge, both in knowledge and experience, to assure the company's decisions meet both the demands of the financial markets that provide capital and the operational needs of the utility system. Mark Savoff, executive vice president, operations, and Kansler will report to Smith.

Taylor brings a track record of operational excellence in nuclear to the utility. While the utility business has realized significant performance improvement in recent years in terms of safety, reliability and customer service, the utility requires specific technical or operational solutions across the service area to assure every customer receives safe and reliable service in the most economic manner.

Kansler will continue to provide the leadership that the excellence in the nuclear program is built on and raise the bar and set new standards on safety and operational performance, just as each of his predecessors has before him.

Seamons succeeds William Madison, currently senior vice president of human resources and administration, who has announced his intent to retire. Seamons brings a wealth of experience from a management consulting firm specializing in linking managerial effectiveness, organizational performance and business strategy. He holds a doctorate in psychology and has consulted extensively with the company. Seamons has been a steady influence and demonstrated concern for the welfare, growth and development of employees. Madison retires after having given so much to Entergy including a wealth of experience from an outstanding career at three other Fortune 500 companies.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations